Exhibit 23.1

Live Ventures Incorporated
Las Vegas, Nevada
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-270836) and Form S-8 (File No. 333-198205) of Live Ventures Incorporated of our report dated December 17, 2025, relating to the consolidated financial statements of Live Ventures Incorporated, which appear in this Form 10-K.

/s/ Frazier & Deeter, LLC
Nashville, Tennessee
December 17, 2025